EXHIBIT 99.2

Princeton eCom Corporation and Subsidiaries

Consolidated financial statements As of December 31, 2001 Together with auditors’ report

Report of independent public accountants

To Princeton eCom Corporation:

We have audited the accompanying consolidated balance sheets of Princeton eCom Corporation (a Delaware corporation) and Subsidiaries, as of December  31, 2000 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December  31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Princeton eCom Corporation and Subsidiaries as of December  31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December  31, 2001, in conformity with accounting principles generally accepted in the United States .

Philadelphia, Pennsylvania
March 28, 2002

Princeton eCom Corporation and Subsidiaries

Table of contents

Consolidated balance sheets
As of December 31, 2000 and 2001	1
Consolidated statements of operations
For the years ended December 31, 1999, 2000 and 2001	2
Consolidated statements of stockholders’ equity (deficit)
For the years ended December 31, 1999, 2000 and 2001	3
Consolidated statements of cash flows
For the years ended December 31, 1999, 2000 and 2001	4
Notes to consolidated financial statements
December 31, 2001	5

Princeton eCom Corporation and Subsidiaries

Consolidated balance sheets As of December 31, 2000 and 2001

	2000	2001
Assets
Current assets:
Consumer deposits-
Cash	$8,201,841	$4,113,722
Receivables from billers	1,346,278	2,168,617

Total consumer deposits	9,548,119	6,282,339
Cash and cash equivalents	16,102,840	2,800,757
Accounts receivable, net of allowance of $110,625
and $194,919	3,731,764	5,086,926
Cash held in reserve at a third-party	—	431,374
Prepaid expenses and other	1,458,803	870,356

Total current assets	30,841,526	15,471,752
Property and equipment, net	12,772,229	16,403,284
Restricted cash	—	3,441,590
Other assets, net	435,450	447,920
Software license	865,385	—

	$44,914,590	$35,764,546

Liabilities and stockholders’ deficit
Current liabilities:
Consumer deposits payable	$9,548,119	$6,282,339
Service fees payable	1,687,015	1,497,102
Current debt obligations	15,793	1,349,685
Accounts payable	3,487,793	3,834,537
Accrued expenses	2,249,445	10,084,221
Deferred revenue	136,523	348,507

Total current liabilities	17,124,688	23,396,391
Deferred revenue	627,988	744,320
Other liabilities	310,960	475,569

Total liabilities	18,063,636	24,616,280

Series A-1 mandatorily redeemable convertible preferred
stock (liquidation value of $13,042,470)	—	12,102,981

Series A mandatorily redeemable convertible preferred
stock	24,004,409	—

Series B mandatorily redeemable convertible preferred
stock	2,558,416	—

Series C mandatorily redeemable convertible preferred
stock	33,971,002	—

Commitments and contingencies (Note 10)
Stockholders’ deficit:
Common stock, $.01 par value, 100,000,000 shares authorized,
2,286,746 and 29,784,636 shares issued
and outstanding	22,867	297,846
Additional paid-in capital	30,525,274	151,049,986
Common stock warrants	4,832,949	971,528
Accumulated deficit	(67,549,007)	(153,238,442)
Deferred compensation	(1,514,956)	(35,633)

Total stockholders’ deficit	(33,682,873)	(954,715)

	$44,914,590	$35,764,546

The accompanying notes are an integral part of these consolidated financial statements. 1

Princeton eCom Corporation and Subsidiaries

Consolidated statements of operations For the years ended December 31, 1999, 2000 and 2001

	1999	2000	2001
Revenues:
Payment and presentment
transactions	$3,686,663	$9,494,496	$16,149,283
Implementation and other
professional services	158,000	1,265,916	3,396,882
Interest	1,465,857	2,301,672	1,986,358

Total revenues	5,310,520	13,062,084	21,532,523

Operating expenses:
Cost of services:
Cost of payment and
presentment transactions	3,537,914	8,527,720	12,904,631
Cost of implementation and
other professional services	151,680	1,947,497	4,359,993
Development costs	3,393,865	3,485,268	8,981,954
Selling, general and
administrative:
Other selling, general and
administrative	8,536,788	22,982,067	34,473,872
Financing related costs	970,038	1,316,815	400,000
Noncash commissions related to
warrants	—	2,718,518	56,807
Restructuring and asset
impairment charges	—	—	23,890,929
Amortization of deferred
compensation	1,285,792	2,201,701	652,409

Total operating expenses	17,876,077	43,179,586	85,720,595

Operating loss	(12,565,557)	(30,117,502)	(64,188,072)
Interest income	—	(528,369)	(444,736)
Interest expense	9,510	110,097	3,562,120
Amortization of original issuance
discount	—	323,462	2,267,518

Net loss	(12,575,067)	(30,022,692)	(69,572,974)
Accretion of preferred stock	—	100,227	167,743
Preferred stock dividends	—	1,020,000	2,649,407
Issuance of warrants treated as a
dividend	—	—	5,303,935
Beneficial conversion feature
treated as a dividend	—	12,937,192	7,995,376

Net loss applicable to common
stockholders	$(12,575,067)	$(44,080,111)	$(85,689,435)

Basic and diluted net loss
applicable to common stockholders
per share	$(5.77)	$(19.67)	$(24.41)

Shares used in computing, basic and
diluted net loss applicable to
common stockholders per share	2,181,071	2,241,298	3,509,910

The accompanying notes are an integral part of these consolidated financial statements. 2

Princeton eCom Corporation and Subsidiaries

Consolidated statements of stockholders’ equity (deficit) For the years ended December  31, 1999 , 2000 and 2001

	Common Stock			Common Stock Warrants
	Shares	Amount	Additional paid-in capital	Shares	Amount	Accumulated deficit	Subscriptions receivable	Deferred compensation	Total
Balance, December 31, 1998	2,147,734	$ 21,477	$ 12,283,902	—	$ —	$(10,893,829)	$(266,507)	$ (866,756)	$ 278,287
Sale of common stock	25,954	260	538,588	—	—	—	—	—	538,848
Exercise of stock options	21,246	212	3,455	—	—	—	—	—	3,667
Deferred compensation resulting from grant of options	—	—	1,819,467	—	—	—	—	(1,819,467)	—
Compensation resulting from nonemployee option grants	—	—	307,694	—	—	—	—	—	307,694
Compensation resulting from options granted in connection with terminated
employee	—	—	567,750	—	—	—	—	—	567,750
Sale of common stock by majority stockholder	—	—	400,000	—	—	—	—	—	400,000
Amortization of deferred compensation, net of forfeitures	—	—	(123,250)	—	—	—	—	1,409,042	1,285,792
Repayment of subscription receivable	—	—	—	—	—	—	171,804	—	171,804
Net loss	—	—	—	—	—	(12,575,067)	—	—	(12,575,067)

Balance, December 31, 1999	2,194,934	21,949	15,797,606	—	—	(23,468,896)	(94,703)	(1,277,181)	(9,021,225)
Sale of common stock	28,971	290	974,710	—	—	—	—	—	975,000
Exercise of stock options	62,838	628	34,300	—	—	—	—	—	34,928
Compensation resulting from nonemployee option grants	—	—	132,959	—	—	—	—	—	132,959
Deferred compensation resulting from grant of options	—	—	2,439,476	—	—	—	—	(2,439,476)	—
Amortization of deferred compensation	—	—	—	—	—	—	—	2,201,701	2,201,701
Issuance of common stock warrant	—	—	—	96,574	2,114,431	—	—	—	2,114,431
Noncash commissions relating to warrants	—	—	—	116,837	2,718,518	—	—	—	2,718,518
Accretion of preferred stock redemption value	—	—	—	—	—	(100,227)	—	—	(100,227)
Cumulative preferred stock dividends	—	—	—	—	—	(1,020,000)	—	—	(1,020,000)
Beneficial conversion feature on preferred stock	—	—	11,146,223	—	—	—	—	—	11,146,223
Beneficial conversion feature treated as a dividend	—	—	—	—	—	(12,937,192)	—	—	(12,937,192)
Repayment of subscription receivable	—	—	—	—	—	—	94,703	—	94,703
Net loss	—	—	—	—	—	(30,022,692)	—	—	(30,022,692)

Balance, December 31, 2000	2,286,743	22,867	30,525,274	213,411	4,832,949	(67,549,007)	—	(1,514,956)	(33,682,873)
Exercise of stock options and warrants	36,967	370	255,250	(34,504)	(253,451)	—	—	—	2,169
Compensation expense resulting from option modification	—	—	343,189	—	—	—	—	—	343,189
Amortization of deferred compensation, net of forfeitures	—	—	(826,914)	—	—	—	—	1,479,323	652,409
Issuance of common stock warrants to Series C holders	—	—	—	1,194,252	5,303,935	(5,303,935)	—	—	—
Accretion of preferred stock to redemption value	—	—	—	—	—	(167,743)	—	—	(167,743)
Cumulative preferred stock dividends	—	—	—	—	—	(2,649,407)	—	—	(2,649,407)
Beneficial conversion feature treated as dividend	—	—	7,995,376	—	—	(7,995,376)	—	—	—
Paid in capital in connection with business acquisition	—	—	13,014,925	—	—	—	—	—	13,014,925
Non-cash interest related to warrants	—	—	—	125,000	56,807	—	—	—	56,807
Conversion of preferred stock and dividends into common stock	3,770,470	37,704	64,020,533	—	—	—	—	—	64,058,237
Conversion of note payable and accrued interest into common stock	24,525,000	245,250	24,279,750	—	—	—	—	—	24,525,000
Surrender of common stock	(834,544)	(8,345)	8,345	—	—	—	—	—	—
Surrender of common stock warrants	—	—	9,166,740	(1,277,828)	(9,166,740)	—	—	—	—
Surrender of warrants to purchase Series C	—	—	2,267,518	—	—	—	—	—	2,267,518
Issuance of warrants in connection with contract settlement	—	—	—	250,000	198,028	—	—	—	198,028
Net loss	—	—	—	—	—	(69,572,974)	—	—	(69,572,974)

Balance, December 31, 2001	29,784,636	$ 297,846	$ 151,049,986	470,331	$ 971,528	$(153,238,442)	$ —	$ (35,633)	$ (954,715)

The accompanying notes are an integral part of these consolidated financial statements. 3

Princeton eCom Corporation and Subsidiaries

Consolidated statements of cash flows For the years ended December  31, 1999 , 2000 and 2001

	1999	2000	2001
Operating activities:
Net loss	$(12,575,067)	$(30,022,692)	$(69,572,974)
Adjustments to reconcile net
loss to net cash used in
operating activities-
Depreciation and amortization	547,933	2,408,835	7,512,453
Asset impairment change	—	—	16,106,889
Warrants to be issued in
connection with restructuring	—	—	198,028
Non-cash interest on bridge
notes	—	—	3,525,000
Non-cash compensation expense	875,444	132,959	343,189
Amortization of lease guaranty	—	40,000	40,000
Amortization of original
issuance discount	—	323,462	2,267,518
Amortization of deferred
compensation, net	1,285,792	2,201,701	652,409
Noncash commissions relating
to warrants	—	2,718,518	56,807
Provision for bad debts	34,317	51,000	84,294
Compensation expense related
to note receivable forgiveness	—	—	750,000
Loss on disposal of assets	11,195	80,380	—
Changes in operating assets
and liabilities-
Consumer deposits	(3,570,087)	1,474,001	3,265,780
Accounts receivable	(643,704)	(2,535,774)	(1,439,456)
Prepaid expenses and other
assets	621,024	(633,317)	535,977
Customer deposits payable	3,570,087	(1,474,001)	(3,265,780)
Service fees payable	—	1,687,015	(189,913)
Deferred revenue	—	764,511	328,316
Accounts payable	1,163,044	1,822,099	346,744
Accrued expenses	1,255,275	558,257	7,734,776
Other liabilities	(11,397)	125,946	164,609

Net cash used in operating activities	(7,436,144)	(20,277,100)	(30,555,334)

Investing activities:
Purchases of property and
equipment	(8,254,844)	(6,608,971)	(17,592,087)
Purchase of software license	—	(1,000,000)	(1,950,000)
Business acquisition, net of
cash acquired	—	—	6,172,000
Restricted cash	—	—	(3,872,964)

Net cash used in investing activities	(8,254,844)	(7,608,971)	(17,243,051)

Financing activities:
(Decrease)/increase in bank
overdraft	15,006,110	(16,495,499)	—
Proceeds from convertible note
and warrant	—	5,000,000	25,600,000
Proceeds from sale of preferred
stock, net	—	54,413,600	7,560,241
Advances under accounts
receivable funding	—	—	1,349,685
Payments on capital leases	(29,441)	(33,821)	(15,793)
Proceeds from sale of common
stock	538,848	975,000	—
Proceeds from repayment of
subscription receivable	171,804	94,703	—
Proceeds from exercise of stock
options and warrants	3,667	34,928	2,169

Net cash provided by financing activities	15,690,988	43,988,911	34,496,302

Net increase (decrease) in cash and cash equivalents	—	16,102,840	(13,302,083)
Cash and cash equivalents, beginning of year	—	—	16,102,840

Cash and cash equivalents, end of year	$ —	$ 16,102,840	$ 2,800,757

The accompanying notes are an integral part of these consolidated financial statements. 4

Princeton eCom Corporation and Subsidiaries

Notes to consolidated financial statements
December 31, 2001

1. Background, liquidity and basis of presentation:

On January 25, 1984, Princeton eCom Corporation (the Company) was incorporated in the State of Delaware as Princeton TeleCom Corporation. In March 1999, the Company changed its name to Princeton eCom Corporation. The Company, which operates in one business segment, is a provider of comprehensive electronic bill presentment and payment services to financial institutions and large businesses who generate a significant number of recurring bills. The Company’s current customers consist primarily of financial institutions, utilities, telephone companies, cable companies, credit card companies, mortgage companies and an international package delivery company (billers).

The Company has incurred significant operating losses and expects to incur operating losses into 2002. As of December 31, 2001, the Company had an accumulated deficit of $153,238,442 and during 2001 the Company incurred a net loss of $69,572,974. Since its inception, the Company has incurred costs to develop and enhance its technology, establish marketing and customer relationships and build its capital infrastructure and administrative organization. Management believes that additional financing will be required for the Company to fund its operations and continue to execute its strategy. In January and February 2002, the Company received proceeds of $2,500,000 from the sale of Series A-1 mandatorily redeemable convertible preferred stock (Series A-1). Additionally, the Company received an unconditional commitment from its investors to provide additional proceeds of $8.5 million in 2002. Management believes that its current cash and cash equivalents, proceeds received from the sale of Series A-1 and the capital available under the investor commitment will be sufficient to fund its operations through March 31, 2003.

To the extent that significant increased revenues are not realized, the Company’s business, results of operations and financial condition will be materially and adversely affected. In addition, the Company’s business model is unproven and evolving and could be subject to possible changing governmental regulations (see Note 9). The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

2. Significant accounting policies:

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Princeton eCom Corporation and its subsidiaries. All material intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Payment and presentment fee revenues primarily consist of transaction fees charged to billers and financial institutions based on contractual rates. Transaction fees are recognized as the services are performed. Professional service fees consist of professional consulting services provided to customers on a time and materials basis. Revenues from professional consulting services are recognized as the services are performed. Fees earned for implementation services are deferred and recognized as revenue over the term of the ongoing transaction service period. Interest on the overnight investment of funds received from consumers pending payment processing is recorded as revenue as earned.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less and funds received from consumers pending payment processing. The Company maintains cash and cash equivalents with various major financial institutions. At times such amounts may exceed the FDIC limits. The Company limits the amount of credit exposure with any one financial institution and management believes that no significant concentration of credit risk exists with respect to cash investments. As of December 31, 2000 and 2001, the Company had $17,670,572 and $3,194,828 of cash equivalents, respectively.

Property and equipment

Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the lease term, whichever is shorter. Expenditures for maintenance, repairs and betterments that do not prolong the useful life of an asset have been charged to operations as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in operating results.

Impairment of property and equipment

The Company follows Statement of Financial Accounting Standards (SFAS) No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets held for sale or disposal be reported at the lower of the carrying amount or fair value less cost to sell. If changes in circumstances indicate that the carrying amount of an asset may not be recoverable, future undiscounted cash flows expected to result from the use of the asset and its disposition must be estimated to determine if the carrying value is impaired.

In accordance with SFAS No. 121, based upon a review of the Company’s long-lived assets in December 2001, the Company recorded a noncash impairment charged of $3,137,610 related to the write-down of a portion of the asset value of the Company’s property and equipment (see Note 3). An impairment was recognized as the future undiscounted cash flows for the Company were estimated to be insufficient to recover the related carrying values of the property and equipment. As such, the carrying values of these assets were written down to the Company’s estimates of their fair value. Fair value was based on the present value of estimated expected future cash flows using a discount rate of 30 percent. Management believes this provision will be adequate to cover any future losses incurred relating to these assets. However, actual losses could vary significantly from these estimates.

Restricted cash

Restricted cash relates to outstanding letters of credit required by certain operating lease agreements.

Other assets

Other assets primarily consists of prepaid lease guarantee and deposits. In December 1999, the Company entered into a lease for their primary operating facility. In order to induce an existing shareholder, New Century Equity Holdings Corp., (NCEH) to guarantee the lease, the Company’s then Chief Executive Officer sold NCEH 28,972 shares of Common stock from his personal account at $27.60 per share, which was below the then estimated fair market value of $41.41 per share. The in-the-money value of the common stock sold to NCEH of approximately $400,000 has been recorded as a deferred asset with a corresponding credit to additional paid-in capital. The deferred asset is being amortized to rent expense over the ten-year lease term. In 2000 and 2001, the Company recognized $40,000 and $40,000, respectively, of rent expense related to this deferred asset. The guaranty will automatically terminate upon an initial public offering, as defined, at which time any unamortized balance will be recognized as a charge to operations.

Software license

On October 19, 1999, the Company entered into an agreement with Bottomline Technologies, Inc. (Bottomline) pursuant to which the Company agreed to purchase a five-year license to certain Bottomline software products. The Bottomline agreement became effective in April 2000 when the Company took possession of the license and paid Bottomline a $1,000,000 nonrefundable license fee. In accordance with Statement of Position (SOP) 98-1 “Accounting for costs of Computer Software Developed or Obtained for Internal Use,” the Company capitalized the license into fixed assets. Amortization of the license fee was $134,615 and $173,077 for the years ended December 31, 2000 and 2001. (see Note 3).

Consumer deposits

Consumer deposits represent assets held on behalf of consumers for the satisfaction of payment processing. Receivables from billers are created when payment processing has been completed and funds are subsequently drawn from consumer deposit accounts by the consumer’s financial institutions. Management believes that receivables from billers are fully realizable assets because contractual agreements permit reversals from biller accounts or stipulate that the biller is obligated to reimburse the Company for such payments.

Deferred rent

Rent expense on leases is recorded on a straight-line basis over the lease period. The excess of rent expense over the actual cash paid is recorded as deferred rent.

Development costs

Research and development costs are charged to expense as incurred.

Advertising and marketing expense

The Company charges to expense advertising and marketing costs as incurred. Advertising and marketing expense was $457,346, $1,266,903, and $3,663,696 for the years ended December 31, 1999, 2000, and 2001, respectively.

Income taxes

Income taxes are accounted for using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Accordingly, deferred income tax assets and liabilities are determined based on differences between the financial statement carrying amounts of assets and liabilities and their respective income tax basis, measured using enacted tax rates.

Restatement of certificate of incorporation and stock split

In December 2001, the Company declared the following reverse stock split on common stock. Also, in December 2001, the Company’s Certificate of Incorporation was amended to authorize 25,000,000 shares of preferred stock and 100,000,000 shares of common stock. The increase in authorized capital stock and the reverse stock split have been retroactively reflected in the consolidated financial statements.

Stock compensation

The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its employee stock options. Under APB No. 25, if the exercise price of the Company’s employee stock options equals or exceeds the market price of the underlying stock on the date of the grant, no compensation expense is recognized. If the exercise price of an option is below the market price of the underlying stock on the date of grant, compensation cost is recorded and is recognized in the statements of operations over the vesting period (see Note 8). In 1995, the Financial Accounting Standards Board issued SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 established a fair value based method of accounting for stock-based compensation plans. SFAS No. 123 requires that a company’s financial statements include certain disclosures about stock-based employee compensation arrangement regardless of the method used to account for the plan.

Net loss per share

Basic EPS is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the dilutive effect, if any, from the potential exercise or conversion of securities such as stock options, warrants, shares issuable to Intuit, Inc. (see Note 3), and convertible preferred stock, which would result in the issuance of additional shares of common stock. For each of the three years in the period ended December 31, 2001, the impact of stock options, warrants to acquire common stock shares issuable to Intuit, Inc. and the conversion of mandatorily convertible preferred stock was not considered as the effect on net loss per share would be anti-dilutive.

Fair value of financial instruments

The Company’s financial instruments consist of consumer deposits, cash and cash equivalents, accounts receivable, prepaid expenses and other, consumer deposits payable, accounts payable, accrued expenses and deferred revenue. Management believes the carrying value of these assets and liabilities are representative of their fair value due to the relatively short-term nature of those instruments.

Comprehensive loss

The Company follows SFAS No. 130, “Reporting Comprehensive Income.” This statement requires the classification of items of other comprehensive income by their nature and disclosure of the accumulated balance of other comprehensive income, separately from retained earnings and additional paid-in capital, in the equity section of the balance sheet. The only comprehensive loss item for the years ended December 31, 1999, 2000 and 2001, was net loss.

Supplemental cash flow information

For the years ended December 31, 1999, 2000 and 2001, the Company paid interest of $9,510, $5,929 and $116,289, respectively.

Reclassification

Certain items in the prior year financial statements were reclassified to conform to the 2001 financial statement presentation.

Recent accounting pronouncements

In July 2001, the FASB issued SFAS No. 141 “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 was adopted by the Company on January 1, 2002. The adoption of these accounting standards will not have a material effect on the Company’s consolidated financial position or results of operations.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for fiscal year beginning after June 15, 2002. SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and retirement of assets. Management does not expect that the adoption of SFAS No. 143 will have a significant impact on the consolidated financial position and results of operations.

In August 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. SFAS No. 144 supersedes SFAS No. 121 and APB Opinion No. 30 “Reporting the Results of Operations and Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transitions.” SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations. Management does not expect that the adoption of this accounting standard will have a material effect on the Company’s consolidated financial position or results of operations.

3. Business acquisition, asset impairments, and restructuring charges:

Business acquisition

On May 15, 2001, the Company acquired all of the outstanding shares of Venture Finance Software Corporation (VFSC) formerly known as WebQuicken, Inc., a wholly owned subsidiary of Intuit, Inc., for an aggregate purchase price of $13,542,925, including transaction costs of $528,000. VFSC operated in the Internet commerce industry developing and deploying server-based personal finance products including WebQuicken. The Company had three payment options; (1) issue Common Stock, (2) cash payment or (3) combination of Common Stock and cash payment. Also, the consideration was not to be exchanged until the earlier of 20 days after an Initial Public Offering by the Company or February 1, 2002. The purchase price was determined based on the Company’s decision to issue only common stock. Accordingly, the Company measured the purchase price as of May 15, 2001 based on the fair value of 2,285,279 shares of Common Stock to be issued in the future. The Company determined that the fair value of its Common Stock on May 15, 2001 was approximately $5.70 per share. The acquisition was recorded using the purchase method of accounting. The accompanying statements of operations include the operating results for the acquisition from May 15,  2001 through December 31, 2001. A summary of the allocation of the purchase price to the net assets acquired is as follows:

Purchase price	$13,542,925

Purchase price allocation:
Cash	6,700,000
Property and equipment	997,000
Acquired technology	5,845,925

$13,542,925

10

The allocation of the purchase price to identifiable acquired technology has been determined by management based on an analysis of factors such as historical operating results, discounts on cash flow projections and specific evaluations of products, customers, and other information. The acquired technology was being amortized over five years based on its estimated useful life. During 2001, the Company recorded $460,944 of amortization expense on acquired technology, which is included in other selling, general, and administrative expense in accompanying consolidated statements of operation.

The following unaudited pro forma operating results have been presented assuming the acquisition occurred on January 1, 2000. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions been made on January 1, 2000 or of results which may occur in the future.

	Year ended December 31
	2000	2001
Revenues	$ 13,069,369	$ 21,557,064
Loss from operations	(61,735,138)	(78,279,903)
Net loss per share	(33.40)	(26.91)

During 2001, the Company recorded Restructuring and Asset Impairment charges as follows:

Acquired technology impairment	$ 5,384,981
VFSC-related fixed assets impairment	5,288,657
Other fixed assets impairment (see Note 2)	3,137,610
Other assets impairment	2,295,641
Restructuring charge	7,784,040

$23,890,929

11

VFSC asset impairments

Subsequent to the VFSC acquisition date and through September 30, 2001, the Company made significant investments in software, hardware and property and equipment to build-out the VFSC business. In accordance with SFAS No. 121, the Company continuously evaluates whether later events and circumstances have occurred that indicate that the remaining useful life of its long-lived assets may warrant revision or that the remaining balance may not be recoverable. Management determined that as of September 30, 2001, its long-lived assets related to the VFSC acquisition had been impaired. The impairment was measured by the Company due to the following factors:

(a)	The Company had accumulated costs significantly in excess of the amount originally expected

(b)	A significant current period operating loss and cash flow loss combined with a projection that demonstrated continuing losses associated with assets acquired.

The expected undiscounted cash flows directly related to the VFSC assets was negative. As of September 30, 2001, the Company recorded an impairment charge of $10,673,638 which reduced acquired technology and VFSC-related fixed assets to $0 as of September 30, 2001. The impairment charge was determined based upon the estimated fair value of the business using a discounted cash flow analysis compared to the tangible net book value of the Company. The following table displays the components of the VFSC asset impairment charges recorded of the Company:

Acquired technology	$ 5,384,981
Fixed assets	5,288,657

$10,673,638

In December 2001, the Company decided to exit the VFSC business. The Company terminated 28 employees and 6 subcontractors in December 2001 (see Restructuring charge below) and on February 28, 2002, the Company entered into a Modification, Release and Termination Agreement, an Asset Purchase Agreement and a Software License Agreement (together the Termination Agreements) with Intuit, Inc. As a result of the Termination Agreements, the Company and Intuit agreed that no shares of common stock would be issued to Intuit in the future and that the Company would continue to maintain ownership of certain assets acquired from Intuit in May 2001. Intuit agreed to repurchase hardware and other equipment for $35,612. Additionally, the Company granted to Intuit, Inc. a license for presentment of electronic bills desktop software and retained ownership of the licensed software purchased in May 2001. The license fee paid to the Company was $33,000. Additionally, the Company agreed to pay $328,000 to Intuit, Inc. for consulting services performed during 2001, which was accrued at December 31, 2001.

Other asset impairment

As discussed in Note 2, the Company capitalized a $1,000,000 nonrefundable software license fee in 1999. During 2000 and through the third quarter of 2001, the Company utilized the software to generate revenues from one significant customer. During the third quarter of 2001, the significant customer informed the Company that it was exiting its strategy to resell this product to its business customers. As a result of the lost customer and in accordance with SFAS No. 121, the Company determined that the software license fee had been impaired and recorded an impairment charge in the amount of $692,308 (carrying value including $307,692 of accumulated amortization) which reduced the asset to $0.

During 2001, the Company entered into a software license agreement that required upfront payments of $1,950,000. These payments were capitalized into fixed assets in accordance with SOP 98-1. The Company utilized the software to provide a solution to several large customers. Based upon significant changes in market conditions, during the third quarter of 2001, the Company decided to stop providing the solution to its customers. In accordance with SFAS No. 121, the Company recorded an impairment charge in the amount of $1,603,333 (carrying value including $346,667 of accumulated amortization,) which reduced the asset to $0.

Restructuring charge

The Company implemented a strategic restructuring plan in the fourth quarter of 2001 (including exiting the VFSC business) and the first quarter of 2002 and recorded a restructuring charge of $7,784,040 in December 2001. The focus of the Company’s restructuring plan was to streamline its operations by reducing operating expenses primarily through workforce reductions and renegotiating significant contracts and leases. The Company expects to complete the restructuring program by March 31, 2002. There can be no assurance that management will be successful in implementing the restructuring plan or that the Company will not have further restructurings or be profitable in the future. In accordance with Emerging Issues Task Force No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity,” the components of the restructuring charge is as follows:

Employee separations	$4,126,339
Contract settlements	3,241,616
Facility closings	416,085

$7,784,040

13

The Company recorded charges during 2001 associated with voluntary and involuntary employee separations totaling approximately 164 employees. Included in the employee separation charge is the noncash charge in the amount of $750,000, which reflects the forgiveness of a note receivable due from a former executive.

Contract settlements include settlements of purchase commitments and contractual agreements with vendors and property owners. Approximately 88 percent of the contract settlements relate to buyouts of real estate lease agreements.

Facility closings reflect the costs associated with the consolidation of offices as a result of employee separations and product rationalization. In connection with the cancellation of an office lease, the Company agreed to issue warrants to the landlord to purchase 250,000 shares of the Company’s common stock at $0.01 per share. The Company recorded restructuring charges of $198,028 in the accompanying consolidated statement of operations in relation to the granting of warrants. The costs of the buyout of real estate lease agreements are included in contract settlements.

4. Property and equipment:

		December 31
	Useful lives	2000	2001
Computer and telephone equipment
and software	3-5 years	$ 13,373,675	$ 22,346,016
Furniture and fixtures	5 years	1,137,550	1,122,193
Leasehold improvements	Lease term	1,420,165	1,293,383

		15,931,390	24,761,592
Less-Accumulated
depreciation and amortization		(3,159,161)	(8,358,308)

		$ 12,772,229	$ 16,403,284

Depreciation and amortization expense for the years ended December 31, 1999, 2000 and 2001, was $547,933, $2,274,220 and $6,531,765, respectively. As of December 31, 2000 and 2001, the Company had property and equipment under capitalized lease obligations of $134,069, net of accumulated amortization of $118,276 and $134,069, respectively.

5. Accrued expenses:

Other accrual liabilities consist of the following:

	December 31
	2000	2001
Accrued restructuring	$ —	$ 5,060,722
Accrued software license	—	2,085,000
Other	2,249,445	2,938,499

	$ 2,249,445	$10,084,221

14

6. Current debt obligations:

On September 4, 2001, the Company entered into an accounts receivable funding agreement (funding agreement) with a financial institution. The funding agreement allows the Company to sell accounts receivable to the financial institution. The Company receives an advance of 80 percent of the accounts receivable balance sold. The accounts receivable balance is sold with full recourse. The Company is subject to a 12 percent annual interest rate on all funds received while the sold accounts receivable remains outstanding. The 20 percent that is held back by the financial institution has been classified as cash held in reserve at a third-party on the accompanying consolidated balance sheet as of December 31, 2001. As the accounts receivable are sold with full recourse, the Company has accounted for the funds received as a current debt obligation of $1,349,685 in the accompanying consolidated balance sheet as of December 31, 2001.

In connection with the funding agreement, the financing institution was issued fully vested warrants to purchase 125,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Company recorded noncash commissions related to warrants of $56,807 relating to the grant of the warrants in the accompanying consolidated statement of operations.

7. Bridge note, warrant, and mandatorily redeemable convertible preferred stock:

Accounting for bridge note and warrant

On November 13, 2001, the Company issued a $3,100,000 bridge note to NCEH, the Company’s CEO and one other investor. The bridge note was convertible into a subsequent series of mandatorily redeemable preferred stock at the offering price of a subsequent closing of mandatorily redeemable preferred stock. The bridge note bore interest at 15 percent and the principal was due on November 13, 2002. The bridge note also bore a prepayment penalty of 50 percent. On December 14, 2001, in connection with the sale of Series A-1, the principal amount of the notes held by NCEH and one other investor ($3,000,000) and the prepayment penalty ($1,500,000) totaling $4,500,000 was converted into common stock. The note payable to the Company’s CEO ($100,000) plus accrued interest ($25,000) was unpaid and included in accrued expenses as of December 31, 2001.

On April 12, 2001, the Company issued a $22,500,000 bridge note to NCEH and other investors. The bridge note was convertible into a subsequent series of mandatorily redeemable preferred stock at the offering price of a subsequent closing of mandatorily redeemable preferred stock. The bridge note bore interest at 12 percent prior to the due date of September 15, 2001 and 18 percent thereafter. In connection with the bridge note, the note holders were issued warrants to purchase 3,251,445 shares of Series C mandatorily redeemable preferred stock (Series C) at an exercise price of $3.46 per share.

The Company allocated the proceeds from the bridge note to the note and the warrant based on their relative fair values. The fair value of the note was determined based on a discounted cash flow analysis using a discount rate of 30 percent. The fair value of the warrant was based on the Black-Scholes option-pricing model. As a result, the Company allocated $20,232,483 to the note and $2,267,518 to the warrant.

The Company recognized interest expense on the note of $4,292,518 in 2001, of which $2,025,000 was accrued coupon interest and $2,267,518 was amortization of the debt discount. On December 14, 2001, in connection with the close of Series A-1 mandatorily redeemable preferred stock, the principal amount of the note and coupon interest was converted into common stock and the warrants were cancelled.

Also, in connection with the April 12, 2001 bridge notes, the Company agreed to issue warrants to purchase an additional 5,202,312 shares of Series C at an exercise price of $3.46 per share. These additional shares were issuable only in the event the Company failed to consummate a subsequent series of mandatorily redeemable preferred stock by September 15, 2001. The Company did not account for the additional warrants on the commitment date as management determined that a subsequent series of mandatorily redeemable preferred stock would be completed prior to September 15, 2001. However, due to unfavorable market conditions, the subsequent series of mandatorily redeemable preferred stock did not occur until December 14, 2001. Accordingly, the Company issued warrants to purchase 5,202,312 shares of Series C effective September 15, 2001. Management determined that the value of the warrants was zero and in connection with the recapitalization on December 14, 2001, all of the warrants were cancelled.

On June 1, 2000, the Company issued a $5,000,000 bridge note to NCEH. The bridge note was convertible into shares of Series C at the Series C offering price. The bridge note bore interest at 10 percent and the principal was due on July 1, 2001. In connection with the bridge note, NCEH was issued warrants to purchase 96,574 shares of the Company’s common stock at an exercise price of $12.94 per share. On December 14, 2001, in connection with the sale of Series A-1, warrants to purchase 91,552 shares of the remaining warrants were cancelled. The Company allocated the proceeds from the bridge note to the note and the warrant based on their relative fair values. The fair value of the note was determined based on a discounted cash flow analysis using a discount rate of 30 percent. The fair value of the warrant was determined based on the Black-Scholes option-pricing model. As a result, the Company allocated $2,885,569 to the note and $2,114,431 to the warrant.

The Company recognized interest expense on the note of $427,630 in 2000, of which $104,168 was accrued coupon interest payable in cash as of December 31, 2000, and $323,462 was amortization of the debt discount.

Mandatorily redeemable preferred stock

As of December 31, 2001, the Company has authorized 25,000,000 shares of Preferred stock with a par value of $.01 per share, of which 19,000,000 shares have been designated as Series A-1.

On December 14, 2001, the Company sold 8,500,000 shares of Series A-1 to NCEH and one other existing investor at $1.00 per share for proceeds of $7,560,241, net of offering costs of $939,759, and NCEH and one other investor converted the November 13, 2001 bridge note plus prepayment penalty into 4,500,000 shares of Series A-1. The offering costs will be accreted using the effective interest method through the December 2006 redemption date of Series A-1.

The Series A-1 are convertible at any time into common stock at the holders’ option at a conversion rate, as defined (one-to-one at December 31, 2001). All outstanding shares of the Series A-1 are automatically convertible into common stock upon the closing of a qualified underwritten public offering, as defined. The Series A-1 have voting rights equivalent to the number of common shares into which they are convertible. The holders of Series A-1 are entitled to certain registration rights, as defined.

The Series A-1 are redeemable, upon the receipt of notice of the election of two-thirds of the Series A-1 holders to redeem the Series A-1, at the option of the holders in December 2006. The holders of Series A-1 are entitled to liquidation preferences equal to the original purchase price of $1.00 per share, plus all accrued but unpaid dividends. The holders of the Series A-1 are entitled to receive cumulative dividends at an annual rate of 8 percent.

As of December 31, 2000, the Company had authorized 15,000,000 shares of Preferred stock with a par value of $.01 per share. The authorized shares were designated as 3,753,846 shares of Series A mandatorily redeemable convertible preferred stock (Series A), 487,805 shares of Series B mandatorily redeemable convertible preferred stock (Series B) and 7,555,556 shares of Series C.

The Series A, Series B, and Series C were convertible at any time into common stock at the holders’ option at a conversion rate, as defined (one-to-one at December 31, 2000). All outstanding shares of the Series A, Series B, and Series C were automatically convertible into common stock upon the closing of a qualified underwritten public offering, as defined. The Series A, Series B, and Series C had voting rights equivalent to the number of common shares into which they were convertible. The holders of Series A, Series B, and Series C were entitled to certain anti-dilution and registration rights, as defined.

The Series A, Series B, and Series C were redeemable, upon the receipt of notice of the election of two-thirds of the Series C holders to redeem the Series C, at the option of the holders in March 2005. The holders of Series A, Series B and Series C were entitled to liquidation preferences equal to the original purchase prices of $6.50, $5.33 and $4.50 per share, respectively, plus all accrued but unpaid dividends. The holders of the Series C were entitled to receive cumulative dividends at an annual rate of 8 percent. The Company has recorded cumulative dividends of $1,020,000 for the year ended December 31, 2000 and $2,606,667 for the period from January 1, 2001 through December 14, 2001. The holders of Series A and Series B were not entitled to cumulative dividends.

In March 2000, the Company sold 3,753,846 shares of Series A for $6.50 per share and 487,805 shares of Series B for $5.33 per share to NCEH for aggregate proceeds of $26,489,241, net of offering costs of $510,759. The offering costs were being accreted using the effective interest method through the March 2005 redemption date of the Series A and Series B. The Company recorded accretion of $73,584 for the year ended December 31, 2000 and $99,614 from January 1, 2001 through December 14, 2001. On December 14, 2001, in connection with the sale of Series A-1, the Series A and Series B converted into 7,804 shares of the Company’s common stock.

In August 2000, the Company sold 6,111,112 shares of Series C to new investors at $4.50 per share for proceeds of $27,174,359, net of offering costs of $325,641, and NCEH converted the June 1, 2000 bridge note into 1,111,111 shares of Series C. The offering costs were being accreted using the effective interest method through the March 2005 redemption date of the Series C. The Company recorded accretion of $26,643 for the year ended December 31, 2000 and $68,129 from January 1, 2001 through December 14, 2001. In connection with the conversion of the bridge note, the Company recorded a beneficial conversion feature as a preferred stock dividend for the difference between the carrying amount of the bridge note and the fair value of the common shares to be issued upon conversion in the amount of $1,790,969. Also in August 2000, the Company sold 333,333 shares of Series C at $4.50 per share to the Company’s Chief Executive Officer for cash of $750,000 and a full recourse note of $750,000. The note accrued interest at 6.18 percent. In December 2001, the note was forgiven and the Company recorded a charge to selling, general and administrative expense of $750,000. The note receivable was recorded as a reduction of the Series C on the December 31, 2000 consolidated balance sheets. On December 14, 2001, in connection with the sale of Series A-1, the Series C converted into 3,762,666 shares of the Company’s common stock.

Series A and Series B conversion price adjustment

In connection with the sale of Series C, the conversion prices of the Series A and Series B were adjusted to $23.30 per share from $33.65 and $27.60, respectively. These conversion price adjustments created a contingent beneficial conversion feature for financial reporting purposes. Upon the issuance of the Series C, the Company recorded a discount on the Series A and Series B of $10,666,667 and $479,556, respectively, for the beneficial conversion feature. This beneficial conversion feature is being treated as a preferred stock dividend. During 2000, the Company recorded a deemed preferred stock dividend in the amount of $11,146,223.

In connection with the issuance of the April 12, 2001 bridge note, the conversion prices of the Series A and Series B were adjusted to $17.91 per share from $23.30. These conversion price adjustments created a beneficial conversion feature for financial reporting purposes. Upon the issuance of the bridge note, the Company recorded a discount on the Series A and Series B of $7,213,873 and $781,503, respectively, for the beneficial conversion feature. This beneficial conversion feature is treated as a preferred stock dividend. During 2001, the Company recorded a deemed preferred stock dividend in the amount of $7,995,376.

8. Common stock and common stock warrants:

Common stock

On September 4, 1998, the Company entered into an agreement with NCEH whereby NCEH acquired 481,686 shares of the Company’s common stock for $10,000,000. NCEH was also given the right to purchase 25,954 shares of the Company’s common stock, as defined. This right was exercised on March 30, 1999. In addition, this agreement provides for, among other things, the right of first refusal on certain equity transactions.

In February 1999, the Company’s then Chairman of the Board sold 19,701 shares of his holdings of the Company’s common stock to certain NCEH affiliates and to a former director of the Company at $27.60 per share. In addition, in July 1999, the Company’s then Chief Executive Officer sold 28,972 shares of his holdings of the Company’s common stock to NCEH in connection with NCEH’s guarantee of the lease on the Company’s new operating facility (see Note 2).

In March 2000, the Company sold 28,971 shares of common stock to a director of the Company at $33.65 per share.

In connection with the recapitalization of the Company in December 2001, certain investors surrendered 834,544 shares of common stock back to the Company.

Common stock warrants

In August 2000, the Company agreed to grant warrants to certain Series C investors to purchase 178,636 shares of common stock at $0.05 per share in exchange for certain future performance obligations. In 2000, one of the Series C investors satisfied a portion of the obligation and the Company recorded a noncash commission charge of $2,718,518 related to the granting of 116,837 fully vested warrants. During 2001, 8,701 shares under these fully vested warrants were exercised. On December 14, 2001, in connection with the sale of Series A-1, the remaining warrants to purchase 108,136 shares were cancelled.

In connection with the sale of Series C, the Company agreed to grant warrants to the Series C investors to purchase 438,646 shares of common stock at $0.05 per share if certain criteria were not met by the Company by a certain period of time. In April 2001, the Company determined that the criteria would not be met in the specified time period and the Company recorded a deemed preferred dividend of $2,486,378 related to the granting of 438,646 fully vested warrants to purchase common stock. During 2001, 25,803 shares under these fully vested warrants were exercised. On December 14, 2001, in connection with the sale of Series A-1, warrants to purchase 322,534 shares of the remaining warrants were cancelled.

In connection with the issuance of the April 12, 2001 bridge note, the Series C holders were entitled to an adjustment of their conversion price from $23.30 to $17.91. However, in exchange for fully vested warrants to purchase 755,606 shares of common stock at $17.91 per share, the Series C holders waived the conversion price adjustment. The Company recorded a deemed preferred dividend of $2,817,557 relating to the grant of the warrants. On December 14, 2001, in connection with the sale of Series A-1, the warrants were cancelled.

9. Stock options:

Effective August 17, 2000, the Company adopted the 2000 Stock Option Plan (the Plan). The Plan provides for the granting of incentive and nonqualified stock options to employees and consultants of the Company. The Compensation Committee of the Board of Directors administers the Plan and awards grants and determines the terms of such grants at its discretion. The Company has reserved 1,924,557 shares of common stock for issuance pursuant to the Plan. The Plan supercedes the 1996 Stock Option Plan and the 1998 Non-Employee Director Plan. All available and unissued shares previously authorized under the 1996 Stock Option Plan and the 1998 Non-Employee Director Plan expired on August 17, 2000.

Information with respect to the Company’s common stock options is as follows:

	Shares	Exercise price	Weighted average exercise price
Balance, December 31, 1998	423,557	$.16-20.71	$ 4.81
Granted at fair market value	200,918	33.65-41.42	38.67
Granted below fair market value	127,671	20.71-27.60	25.37
Exercised	(21,170)	.16	.16
Canceled	(69,820)	.16-41.42	6.99

Balance, December 31, 1999	661,156	.16-41.42	18.48
Granted at fair market value	645,326	23.30-33.65	27.39
Granted below fair market value	400,273	.16-20.71	17.60
Exercised	(62,613)	.16-41.42	.57
Canceled	(81,685)	.16-41.42	24.95

Balance, December 31, 2000	1,562,457	.16-41.42	22.16
Granted at fair market value	453,989	7.79-41.57	16.83
Exercised	(2,463)	.16	.16
Canceled	(557,741)	.16-41.57	21.15

Balance, December 31, 2001	1,456,242	$.16-41.57	$21.19

All options have terms ranging from five to ten years and generally vest over four years. The weighted average remaining contractual life of all options outstanding as of December 31, 2001, was 7.11 years. The total number of shares available for future grant under the Plan as of December 31, 2001, was 1,137,133.

The following table summarizes information relating to the Plan as of December 31, 2001 based upon each exercise price:

Outstanding stock options				Exercisable stock options
Exercise price	Shares	Weighted-average exercise price	Weighted-average remaining contractual life (years)	Shares	Weighted-average exercise price
$ 0.16	183,717	$.16	1.84	183,414	$.16
7.79	47,248	7.79	9.67	—	—
17.98	174,557	17.98	9.28	—	—
18.90	223,889	18.90	5.61	223,899	16.19
20.78	94,302	20.79	6.95	81,728	20.78
23.38	336,668	23.38	8.73	93,189	23.38
27.69	85,653	27.69	7.21	81,312	27.69
33.77	234,978	33.77	8.12	76,469	33.77
41.57	75,230	41.57	7.54	40,131	41.57

$.16-41.57	1,456,242	$ 21.19	7.11	780,142	$ 18.56

In connection with certain options granted to employees during the years ended December 31, 1999, and 2000, the Company recorded $1,819,467 and $2,439,476 of deferred compensation, respectively. These amounts represent the difference between the fair market value of the Company’s common stock on the date of grant and the exercise price of options to purchase 127,671 and 400,273 shares, respectively, of the Company’s common stock. Deferred compensation is amortized over the vesting periods of the options, which range from immediate vesting to periods of up to four years. For the years ended December 31, 1999, 2000 and 2001, $1,285,792, $2,201,701 and $652,409 of deferred compensation, net of forfeitures, was charged to expense, respectively.

Pro forma information provided below has been determined as if the Company had accounted for its employee stock options in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” The determination of the fair value of the options noted above was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for the years ended December 31, 1999, 2000, and 2001: risk-free interest rate of 4.9 percent, 5.6 percent, and 6.1 percent, respectively, dividend yield of 0 percent, volatility factor of the expected market price of the Company’s common stock of 70 percent, and an expected life of the options of four years.

The weighted- average fair value of the options granted is as follows:

	Year ended December 31
	1999	2000	2001
Granted at fair market value	$37.56	$27.61	$15.69
Granted below fair market value	42.34	23.70	—

21

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting periods. The Company’s pro forma information is as follows:

	Year ended December 31
	1999	2000	2001
Net loss applicable to common
stockholders, as reported	$(12,575,067)	$(44,080,111)	$(85,689,435)
Net loss per share, as reported	(5.77)	(19.67)	(24.41)
Pro forma net loss applicable to
common stockholders	(13,823,739)	(46,179,134)	(91,829,529)
Pro forma net loss per share	(6.33)	(20.60)	(26.16)

10. Commitments and contingencies:

Lease commitments

The Company leases facilities and equipment under noncancellable operating leases with expiration dates through December 2009. Rent expense for the years ended December 31, 1999, 2000, and 2001, was $147,561, $1,431,570, and $2,114,340, respectively. Future minimum lease payments as of December 31, 2001, are as follows:

Operating leases
2002	$1,340,980
2003	1,340,980
2004	1,404,233
2005	1,404,233
2006	1,480,138
2007 and thereafter	4,440,413

Total minimum lease payments	$11,410,977

Litigation

The Company is involved, from time to time, in various legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters are expected, in the opinion of management, to have a material adverse effect on the financial position or results of operations of the Company.

Employment agreements

The Company has employment agreements with certain officers of the Company. In August 2000, the Company entered into an employment agreement with its Chief Executive Officer. The agreements provide for, among other things, salaries, bonuses, severance payments, and certain other payments payable upon a change in control, as defined. In December 2001, the Company’s chief executive officer’s employment was terminated. The Company has recorded the severance as part of the restructuring charge in 2001 (see Note 3).

Government regulation

Management believes, based upon consultation with legal counsel, that the Company is not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board or other federal or state agencies that regulate or monitor banks or other providers of electronic commerce. However, the Company may be periodically examined by banking authorities since the Company is a supplier of services to financial institutions. Laws regulating Internet commerce may be enacted to address issues such as, trust accounting, user privacy, pricing, content, taxation and the characteristics and quality of online products and services, among other things. If enacted, these laws could have a material adverse effect on the Company’s business.

11. Income taxes:

The reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31
	1999	2000	2001
Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal
tax benefit	(6.3)	(6.3)	(6.3)
Nondeductible expenses	0.7	0.1	3.3
Valuation allowance	39.6	40.2	37.0

	—%	—%	—%

23

Deferred taxes are determined based upon the estimated future tax effects of differences between the financial statements and income tax basis of assets and liabilities given the provisions of the enacted tax laws. The tax effect of temporary differences that give rise to deferred taxes are as follows:

	December 31
	2000	2001
Deferred tax assets:
Net operating loss carryforwards	$ 19,187,707	$ 38,734,256
Deferred compensation	2,178,408	2,448,546
Development costs	525,005	525,005
Accruals and reserves not currently deductible	588,577	694,175
Property and equipment	—	2,725,326
Restructuring reserve	—	2,039,471

	22,479,697	47,166,779

Deferred tax liabilities:
Property and equipment	(880,106)	—
Other	(640,643)	(640,643)

	(1,520,749)	(640,643)

	20,958,948	46,526,136
Less- Valuation allowance	(20,958,948)	(46,526,136)

Net deferred tax asset	$ —	$ —

Due to the uncertainty surrounding the realization of the net deferred tax asset, management has provided a full valuation allowance. As of December 31, 2001, the Company has net operating loss carryforwards of approximately $96,100,000 for federal tax purposes, which will begin to expire in 2003, and $94,000,000 for state tax purposes, which have begun to expire. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available in any given year in the event of a 50 percent cumulative change in ownership over a three-year period.

12. Employee benefit plan:

The Company has a Section 401(k) retirement savings plan (the 401(k) Plan). The 401(k) Plan allows employees to contribute 2 percent to 15 percent of their annual compensation subject to statutory limitations. Company contributions to the 401(k) Plan are discretionary. Effective January 1999, the Company began matching contributions of 50 to 100 percent of the first 6 percent of employee compensation. For the years ended December 31, 1999, 2000, and 2001, the Company made matching contributions of $171,522, $235,162, and $440,435, respectively, to the 401(k) Plan.

13. Concentration of credit risk:

For the years ended December 31, 1999, 2000, and 2001, the Company had two, one, and one customer(s) which accounted for 12 percent, 19 percent, and 20 percent of service fee revenues, respectively. At December 31, 2000 and 2001, the Company had aggregate accounts receivable for these customers of $676,497 and $887,448, respectively. The loss of one or more of these customers could have a materially adverse effect on the Company’s business.

14. Related-party transactions:

During 1999, the Company’s then Chief Executive Officer sold certain of his holdings of the Company’s common stock to NCEH (see Note 8).

In connection with the Series A and Series B financing, the Company paid $975,000 to a director and shareholder of the Company. This amount was charged to financing costs on the accompanying consolidated statements of operations.

In connection with the Series C financing, the Company issued a $750,000 note receivable to the Company’s Chief Executive Officer (see Note 7).

The Company provides services to a customer who is also a stockholder. The payment and presentment transaction fees and implementation and other professional service fees recognized from this customer were $945,000 and $360,948, respectively, for the year ended December 31, 2000 and $2,101,978 and $435,787, respectively, for the year ended December 31, 2001. The total accounts receivable, accrued expenses, and deferred revenue for this customer were $1,179,953, $500,000, and $139,052, respectively, as of December 31, 2000 and $1,169,825, $500,000, and $114,600, respectively, as of December 31, 2001.